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                                                             Exhibit 99(a)(12)

[CHIRON LOGO]                                              [PATHOGENESIS LOGO]



                                   MEMORANDUM


TO:               PathoGenesis Employee Stock Optionees

FROM:             Chiron and PathoGenesis Human Resources Departments


DATE:             September 7, 2000

RE:               Election Form

--------------------------------------------------------------------------------

Attached is the Election Form that you should complete and return to PathoGenesis Human Resources, Attn: Pam Timberman, either in person, by mail or by fax to (206) 270-3343 by 1:00 p.m. Pacific Daylight Time, Monday September 18, 2000. You may change your election by completing and delivering a new Election Form up until the consummation of the merger in which PathoGenesis becomes a wholly owned subsidiary of Chiron, but that could be as soon as the morning of September 19, 2000. This document contains important information regarding your PathoGenesis stock options and the decision you need to make regarding treatment of these options. You are being asked to indicate on the Election Form which of the two alternatives you decide to elect:

1)       The Cash Out Right , or

2)       The Conversion Alternative

Although we have communicated that the default treatment (if you do nothing) of your options will be the Cash Out Right as defined in the Merger Agreement, we believe the decision as to the disposition of your PathoGenesis options is an important one. We would prefer therefore that you communicate specifically your decision by completing the Election Form. However, if you do nothing, your options will be treated as if you had elected the Cash Out Right.

You will be receiving a cover memo and spreadsheet under separate cover this week that are designed to help you understand the economic impact of the alternatives and to determine what the best alternative is for you. PathoGenesis Human Resources provided you a summary statement of your current stock options last week and this information is also contained within the spreadsheet (the spreadsheet does not reflect any option exercises you may have done on or about Friday August 25, 2000 or thereafter). We urge you to take some time to evaluate various scenarios and also discuss the alternatives with your tax or financial advisor. We want to ensure that whatever your election, you have had the opportunity to evaluate the alternatives based on your personal financial situation.

Please contact Pam Timberman, Iain Duncan or Kent DeLucenay in PathoGenesis Human Resources if you have any questions.

[CHIRON LOGO]                                               [PATHOGENESIS LOGO]



                                   MEMORANDUM


TO:               PathoGenesis non-Employee Stock Optionees

FROM:             Chiron and PathoGenesis Human Resources Departments


DATE:             September 7, 2000

RE:               Election Form

--------------------------------------------------------------------------------

Attached is the Election Form that you should complete and return to PathoGenesis Human Resources, Attn: Pam Timberman, either in person, by mail or by fax to (206) 270-3343 by 1:00 p.m. Pacific Daylight Time, Monday September 18, 2000. You may change your election by completing and delivering a new Election Form up until the consummation of the merger in which PathoGenesis becomes a wholly owned subsidiary of Chiron, but that could be as soon as the morning of September 19, 2000. This document contains important information regarding your PathoGenesis stock options and the decision you need to make regarding treatment of these options. You are being asked to indicate on the Election Form which of the two alternatives you decide to elect:

1)       The Cash Out Right , or

2)       The Conversion Alternative

We believe the decision as to the disposition of your PathoGenesis options is an important one. We would prefer therefore that you communicate specifically your decision by completing the Election Form. However, if you do nothing, your options will be treated as if you had elected the Cash Out Right. Attached is an Options Summary detailing your stock option holdings as of September 6, 2000.

Please note that if your status as a non-employee optionee should change after the merger (i.e. you no longer are a member of the Board of Directors or Scientific Advisory Board, your consulting agreement ends or other action occurs that causes your relationship with PathoGenesis or Chiron to end) you should keep in mind if you elect the Conversion Alternative that some options you receive may not vest and would expire unvested.

Please contact Pam Timberman, Iain Duncan or Kent DeLucenay in PathoGenesis Human Resources if you have any questions.

[CHIRON LOGO]                                                [PATHOGENESIS LOGO]



                                   MEMORANDUM


TO:           PathoGenesis Employee Stock Optionees Whose Employment
              Has Terminated

FROM:         Chiron and PathoGenesis Human Resources Departments


DATE:         September 7, 2000

RE:           Election Form

--------------------------------------------------------------------------------

Attached is the Election Form that you should complete and return to PathoGenesis Human Resources, Attn: Pam Timberman, either in person, by mail or by fax to (206) 270-3343 by 1:00 p.m. Pacific Daylight Time, Monday September 18, 2000. You may change your election by completing and delivering a new Election Form up until the consummation of the merger in which PathoGenesis becomes a wholly owned subsidiary of Chiron, but that could be as soon as the morning of September 19, 2000. This document contains important information regarding your PathoGenesis stock options and the decision you need to make regarding treatment of these options. You are being asked to indicate on the Election Form which of the two alternatives you decide to elect:

1)       The Cash Out Right , or

2)       The Conversion Alternative

We believe the decision as to the disposition of your PathoGenesis options is an important one. We would prefer therefore that you communicate specifically your decision by completing the Election Form. However, if you do nothing, your options will be treated as if you had elected the Cash Out Right. You were provided a copy of your Options Summary that specifies the last date on which you are able to exercise your vested options at your exit interview or in the benefits package delivered to you or after your termination.

As a terminated employee with only ninety (90) days post termination to exercise vested options:

    1. Your unvested options at the time of your termination expired on your termination date.

    2. If you elect the Conversion Alternative, this will not extend the date by which you must exercise your vested options.

    3. If you elect the Conversion Alternative and do not exercise your conversion options by the end of the 90-day period post termination, they will be cancelled.

Please contact Pam Timberman, Iain Duncan or Kent DeLucenay in PathoGenesis Human Resources if you have any questions.

                                  ELECTION FORM

Dear _____________________:

         The agreement by which PathoGenesis is to be acquired by Chiron Corporation (the "Merger Agreement") provides you with an election as to how your outstanding options to acquire PathoGenesis common stock will be handled in the acquisition. Under the Merger Agreement, you may choose either the Cash Out Right or the Conversion Alternative. Each alternative is described briefly below, and is described more completely in the document entitled Employee Questions and Answers Regarding PathoGenesis Employee Stock Options, which has already been distributed. Please complete this election form and deliver it to Pam Timberman, PathoGenesis Corporation, 201 Elliott Avenue West, Seattle, WA 98119 on or before Monday, September 18, 2000 at 1:00 p.m. Pacific Daylight Time. You may change your election by completing and delivering a new election form up until the consummation of the merger in which PathoGenesis becomes a wholly owned subsidiary of Chiron (the "Merger"), but that could be as soon as the morning of September 19, 2000.

                                    ELECTION

         Subject to the terms and conditions of the Merger Agreement as described in the Q&A and the instructions below and effective upon the consummation of the Merger, I hereby elect as follows by checking the appropriate box:

                                 CASH OUT RIGHT

/ / I ELECT THE CASH OUT RIGHT. I hereby elect to have all my option(s) outstanding as of the Effective Time, as defined in the Merger Agreement, cancelled in return for a cash payment. At that time, each option that I hold will terminate and cease to be outstanding. In exchange, I will receive a cash amount, less applicable withholding taxes, for each outstanding option equal to the excess, if any, of $38.50 over the exercise price for such option multiplied by the number of shares of PathoGenesis stock subject to that option.

                                       or

                             CONVERSION ALTERNATIVE

/ / I ELECT THE CONVERSION ALTERNATIVE. I hereby elect to have all my option(s) outstanding as of the Effective Time converted into an option(s) to purchase Chiron common stock. By making this election, I waive (1) any right to acceleration of vesting of my option(s) by reason of Chiron's acquisition of PathoGenesis common stock, the Merger or any other transaction contemplated by the Merger Agreement and (2) any right to a cash payment in exchange for my option(s) as described under the heading Cash Out Right. The converted option(s) will have the same life and vesting schedule as my PathoGenesis option(s) but they will all be non-statutory options and the exercise price and number of shares will be adjusted to reflect the merger and the terms of the Merger Agreement. Thus, my conversion options will be unvested to the same extent that my PathoGenesis option(s) was (were) unvested and they will continue to vest based on employment after the Merger. However, if my employment is terminated without cause by Chiron in the 12 months following the date that PathoGenesis becomes a wholly owned subsidiary of Chiron (the "Merger Date") (or if I voluntarily terminate employment within 13 months following that Merger Date for "good reason" as defined in any employment agreement or severance agreement to which I am a party), all of my converted options will become immediately vested and exercisable and I will receive a cash payment for each converted option. The cash payment will be calculated as follows:

         Cash Payment = (1) Number of Chiron shares under my converted option (excluding any shares acquired and/or disposed of upon exercise or cashless exercise prior to such time of termination) x (2) the amount, if any, by which the average of the closing price per share of Chiron Common Stock on the NASDAQ National Market for the 5 consecutive trading days immediately before the Merger Date exceeds the adjusted exercise price per share.

         Whether or not vesting of my converted options accelerates upon a subsequent merger or change in control will be determined under the same terms as the acceleration provisions generally applicable under the Chiron 1991 Stock Option Plan. Under those provisions, the conversion options would accelerate upon a merger or change in control of Chiron unless the options are either assumed or replaced with a comparable award subject to shares of the successor corporation or its parent.

         Finally, if I elect the Conversion Alternative, I will be granted a new Chiron option to purchase a number of Chiron shares equal to 30% of the number of unvested shares subject to my converted option(s) on the Merger Date. The exercise price per share of the new Chiron option will be equal to the fair market value, as determined pursuant to the Chiron 1991 Stock Option Plan, of one share of Chiron common stock on the grant date. The vesting and remaining provisions of my new Chiron option will be determined in accordance with the terms of the Chiron 1991 Stock Option Plan. I will not be entitled to this new Chiron Option if I do not elect the Conversion Alternative.


Dated: _________, 2000.                           ------------------------------
                                                  Signature

                                                  ------------------------------
                                                  Name

                                                  Address:

                                                  ------------------------------

                                                  ------------------------------

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         Subject to the terms and conditions hereof, upon execution and delivery of this election form by you, this election form will constitute the agreement between you and Chiron Corporation with respect to the subject matter herein.

                                                Chiron Corporation

                                                By: /s/ William G. Green
                                                   ---------------------------
                                                    Name:  William G. Green
                                                    Title: Senior Vice President
                                                           and General Counsel

                                  INSTRUCTIONS

1. GENERAL. This Election Form should be properly filled in, dated and signed and should be delivered to the address set forth on the first page of this Election Form. If sent by mail, then it is suggested the Election Form be sent registered mail, return receipt requested or overnight express or mail. You may also send the form by facsimile to the attention of Pam Timberman at (206) 270-3343 but you must also send the signed original of your form by mail.

2. TIME IN WHICH TO ELECT. The Election Form should be received no later than Monday, September 18, 2000 at 1:00 p.m. Pacific Daylight Time. You may change your election by completing and delivering a new election form up until the consummation of the merger in which PathoGenesis becomes a wholly owned subsidiary of Chiron, but that could be as soon as the morning of September 19, 2000.

3. SIGNATURES. The signature (or signatures) on the Election Form should correspond exactly with the name as written on your option agreement(s).

4.    QUESTIONS.  All questions should be directed to Pam Timberman at
(206) 674-6663 or Iain Duncan at (206) 664-6044.